EXHIBIT 99.3

Tanger Outlets Elects Susan E. Skerritt to its Board of Directors

GREENSBORO, N.C., July 30, 2018 -- Tanger Factory Outlet Centers, Inc. (NYSE: SKT) today announced that Susan E. Skerritt has been elected to its Board of Directors, effective July 30, 2018.

"Susan is a tremendous addition to the Tanger Outlets organization," said Thomas J. Reddin Non-Executive Chairman of the Board of Tanger Outlets. "Her decades of experience and leadership will bring a fresh perspective to our business as we continue to strive to be the first-choice destination for retailers and shoppers."

Ms. Skerritt is a successful leader whose background as a commercial banker, industry consultant, and corporate treasury professional combined with deep expertise in global financial markets, regulatory compliance, and strategic project management are hallmarks of her 35-year career. She is currently a Non-Executive Director of Royal Bank of Canada USA, a $130B bank holding company, serving as the Chair of Human Resources & Corporate Governance Committee and a member of the Audit and Risk Committees. She is also a Senior Advisor to Promontory Financial Group, an IBM company, guiding clients on regulatory, governance, and risk management matters. Prior to her role at Royal Bank of Canada USA, Skerritt was the Chairwoman, CEO and President of Deutsche Bank Trust Company Americas, Deutsche Bank's U.S. commercial banking entity with over $50B in assets from May 2016-January 2018. During her tenure at Deutsche Bank, she led the transaction banking business in North and South America. Under her leadership, these businesses grew over 40% and increased significantly their net contribution to global profitability. Ms. Skerritt has made significant contributions to industry thinking about de-risking, new financial technologies, and regulatory compliance while leading the global correspondent banking business during a period of extensive market change.

Previously, Ms. Skerritt was an Executive Member of the Board of Directors of Bank of New York Mellon Trust Company and served as an Executive Vice President in a variety of increasingly important roles in the cash management, trade finance, and securities servicing business. She successfully co-led the acquisition and integration of the JPMorgan Corporate Trust business, which more than doubled the size and global scope of the division. As a Partner and Director of Treasury Strategies, she was the only non-founding member of its Board and established the New York office while leading the corporate consulting practice. Early in her career, she worked for Ernst & Young and Manufacturers Hanover Trust Company.

In recognition of her leadership and expertise, Ms. Skerritt was included in the American Banker's Most Powerful Women in Banking ranking for multiple years. She is currently a member of the Women's Forum of New York, The Committee of 200, and has been a Director of The Brooklyn Hospital Center since 2013. Skerritt also received the certification of 'Board Leadership Fellow' from the National Association of Corporate Directors.

Ms. Skerritt graduated from Hamilton College with a B.A. in Economics, where she was recently elected Vice Chairman of the Board of Trustees. She received her M.B.A. in Finance and International Business from New York University's Stern School of Business and continued her education completing the Leading a Global Enterprise – 2013 Program at the Harvard Business School.

About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc. (NYSE: SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 15.3 million square feet, leased to over 3,100 stores which are operated by more than 500 different brand name companies. The company has more than 37 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 189 million shoppers annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's website at www.tangeroutlets.com.

Contact: Quentin Pell, quentin.pell@tangeroutlets.com